Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-          ) for the registration of 1,456,250 shares of common stock under the Stock Option Agreement between Prospect Medical Holdings, Inc. and Samuel S. Lee dated as of August 20, 2008, of our report dated May 28, 2008 (except Notes 4, 8 and 15, as to which the date is December 24, 2008), with respect to the 2007 Consolidated Financial Statements and schedule of Prospect Medical Holdings, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
December 30, 2008